Exhibit 99.1

DATE: June 3, 2005

FOR IMMEDIATE RELEASE

AMERICAN MEDICAL SYSTEMS ANNOUNCES INTENT TO
ACQUIRE OVION TO BROADEN GYNECOLOGY FRANCHISE

In-office Sterilization Technology to Begin U.S. Clinical Trial in 2006

MINNEAPOLIS, June 3, 2005 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) today announced that it has entered into a definitive agreement to acquire Ovion, Inc. of San Mateo, California, a pre-commercialization company focused on the development of a transcervical sterilization technology. The cash transaction is comprised of a $10 million initial payment, an additional $20 million of clinical trial and regulatory milestone payments, and a contingent payment equal to net sales for a 12 month period after commercialization. The Ovion founders will receive a 2 percent royalty related to their initial technology contribution to the company. Closing of this transaction is subject to customary conditions and a right of first refusal held by Conceptus (NASDAQ: CPTS), a right Conceptus obtained in a previous intellectual property settlement with Ovion. Subject to these conditions being resolved, AMS anticipates closing the acquisition in the third quarter of 2005.

Martin J. Emerson, President and Chief Executive Officer, commented, “Combining the Ovion technology with the AMS brand will help us accelerate our goal of providing innovative and effective in-office procedures to gynecologists and their patients. As women around the world increasingly seek permanent contraception alternatives, the Ovion technology promises greater comfort for the patient and convenience for the physician.”

Over 700,000 surgical tubal ligation procedures are performed in the U.S. annually. The Ovion technology allows a physician to place occlusion devices in the fallopian tubes through an incision-less transcervical approach guided by hysteroscopy. The Ovion system of implants and delivery tools are designed specifically for the physician’s office.

Prior to any one-time charges for in process research and development (IPR&D) and subject to final valuation of the related intangible assets, the transaction is not expected to effect previously guided 2005 earnings of 64 cents to 67 cents per share for the year. The Company anticipates that it will see revenues from this technology beginning in 2008, and therefore, the previously communicated 2005 revenue guidance of $260 to $265 million also remains unchanged.

American Medical Systems will host a conference call to discuss more details of the Ovion acquisition at 10:00 a.m. eastern time Monday, June 6, 2005. To join the call from within the U.S., dial 800-886-7217; outside the U.S., dial 706-679-3821. A live webcast of the call will be available through the investor relations page of the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay three hours after the completion of the call.

American Medical Systems
June 3, 2005

About American Medical Systems

American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat over 132,000 patients in 54 countries during 2004.

Forward-Looking Statements

Statements about the commercialization timeline of and revenues from the Ovion sterilization device are forward-looking statements subject to risks and uncertainties such as the timing and successful completion of clinical trials; receipt of regulatory approval; and physician acceptance, endorsement, and use of the Ovion sterilization device. Actual results may differ materially from anticipated results.

More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2004 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com